UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CBIZ, INC.

(Name of Registrant as Specified In Its Charter)

Not applicable.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Explanatory Note

As previously disclosed, on July 30, 2024, CBIZ, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Marcum LLP, a New York registered limited liability partnership (“Marcum”), Marcum Advisory Group LLC, a Delaware limited liability company and wholly owned subsidiary of Marcum (“MAG”), PMMS LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”), and Marcum Partners SPV LLC, a Delaware limited liability company (the “Owner Representative”).

Under the terms of the Merger Agreement, Merger Sub will merge with and into MAG, with MAG continuing as the surviving entity and as a wholly owned subsidiary of the Company (the “Merger”). Prior to the closing of the Merger, Marcum will contribute substantially all of its non-attest business assets to MAG, subject to certain exclusions, and MAG will assume certain Marcum liabilities. In a separate transaction, CBIZ CPAs P.C., previously known as Mayer Hoffman McCann P.C., a national independent certified public accounting firm with which the Company has an existing Administrative Services Agreement, will purchase from Marcum substantially all of Marcum’s attest business assets, subject to certain exclusions (the “Attest Purchase”). The Merger and the transactions contemplated by the Merger Agreement are referred to herein as the “Transaction.”

In connection with the Transaction, the Company filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) on September 17, 2024. The Company first mailed the Proxy Statement to its shareholders on or about September 19, 2024.

Following the announcement of the Merger Agreement and the filing of the Proxy Statement, on October 1, 2024, a purported shareholder of the Company filed a complaint alleging certain disclosure deficiencies in the Proxy Statement. Finger v. CBIZ, Inc. et. al., Index No. 655186-24 (Sup. Ct. N.Y. Cnty. 2024). On October 2, 2024, another purported shareholder of the Company filed a complaint alleging similar disclosure deficiencies. Coffman v. CBIZ, Inc. et. al., Index No. 655229-24 (Sup. Ct. N.Y. Cnty. 2024). The complaints assert, among other things, claims under New York law for negligent misrepresentation and concealment and seek, among other things, injunctive relief enjoining the consummation of the Transaction, rescission or punitive damages in the event the Transaction is consummated and an award of the plaintiff’s fees and expenses, including attorneys’ and experts’ fees and expenses.

In addition to the complaints, the Company has received several demand letters from purported shareholders (collectively with the complaints referenced above, the “Matters”) alleging similar disclosure deficiencies in the Proxy Statement.

The Company believes that the Matters are without merit. However, litigation is inherently uncertain. Additional complaints arising out of the Transaction may be filed and additional demands may be received. While the Company believes that the disclosures set forth in the Proxy Statement comply fully with applicable law, to moot plaintiffs’ disclosure claims and to avoid nuisance, expense and delay, the Company has determined to voluntarily supplement the Proxy Statement with the below disclosures. Nothing in the below supplemental disclosures shall be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosures set forth herein. To the contrary, the Company denies all allegations in the Matters and disagrees that any additional disclosure was or is required in the Proxy Statement.

Supplemental Disclosures to the Proxy Statement

This supplemental information should be read together with the Proxy Statement. Defined terms used but not defined below have the meanings set forth in the Proxy Statement. All page references in the information below are to pages in the Proxy Statement. Paragraph references used herein refer to the Proxy Statement before any additions or deletions resulting from the supplemental disclosures. The information contained herein speaks only as of October 15, 2024, unless the information indicates another date applies.

For clarity, new text within amended and restated paragraphs and tables from the Proxy Statement is highlighted with underlined text and stricken language has been removed.

1.	The section of the Proxy Statement entitled “Proposal No. 1—Stock Issuance Proposal—Opinion of the Company’s Financial Advisor” beginning on page 69 is hereby amended and restated as follows:

The table in the second paragraph under the heading “Selected Publicly Traded Company Comparison” is replaced with the following table:

Selected Publicly Traded Company	Enterprise Value/ 2024E EBITDA	Share Price/ 2024E Earnings per Share	Enterprise Value/ 2025E EBITDA	Share Price/ 2025E Earnings per Share
CBIZ, Inc.	19.2x	31.0x	18.0x	27.8x
FTI Consulting, Inc.	19.1x	26.6x	17.1x	23.9x
CRA International, Inc.	16.9x	28.7x	15.9x	26.4x
ICF International, Inc.	14.5x	21.5x	13.3x	19.2x
Huron Consulting Group, Inc.	14.1x	19.4x	12.3x	16.7x
Robert Half, Inc.	15.1x	24.9x	11.3x	19.2x
The Hackett Group, Inc.	12.3x	16.7x	11.2x	15.0x
H&R Block, Inc.	9.1x	12.8x	9.0x	11.9x
Mean	15.0x	22.7x	13.5x	20.0x
Median	14.8x	23.2x	12.8x	19.2x

The fourth paragraph under the heading “Selected Publicly Traded Company Comparison” is amended and restated to read:

Based on the multiples of enterprise value (“EV”) to calendar year 2024 estimated (“2024E”) and calendar year 2025 estimated (“2025E”) Adjusted EBITDA and multiples of share price to 2024E and 2025E Adjusted earnings per share (“EPS”) for each of the Selected Publicly Traded Companies, Perella Weinberg’s analysis of the various Selected Publicly Traded Companies and professional judgments made by Perella Weinberg with respect to, among other things, the financial performance of Marcum and the Selected Publicly Traded Companies, Perella Weinberg (i) applied a range of multiples of 14.0x-16.0x to the estimated Adjusted EBITDA of Marcum for calendar year 2024 based on the Forecasts to derive a range of implied enterprise values from $2,830 million to $3,235 million, compared to the Consideration of $2,285 million to be paid by the Company in the Merger pursuant to the Merger Agreement and to the after-tax benefit value of the Consideration, in an amount of $1,919 million (such tax benefit amount calculated as the Consideration, minus the retention incentive plan (as provided in the Merger Agreement)), minus certain amounts attributable to performance stock, minus the estimated adjustment for net working capital (as provided by the Company management) and adjusted for cost basis (as provided by the Company management), with the derived total capitalized value of taxable assets amortized from the date the Consideration is scheduled to be paid or issued by the Company to the period ending 15 years after the estimated closing date (as provided by the Company management), with an estimated marginal tax rate (as provided by the Company management) applied to the resulting annual amortization amount and with the undiscounted value of the resulting annual tax benefit discounted, at after-tax cost of debt, to present value) (such after-tax benefit value of the Consideration, the “After-Tax Benefit Value”), (ii) applied a range of multiples of 12.0x-14.0x to the estimated Adjusted EBITDA of Marcum for calendar year 2025 based on the Forecasts to derive a range of implied enterprise values from $2,575 million to $3,004 million, compared to the Consideration of $2,285 million to be paid by the Company in the Merger pursuant to the Merger Agreement and to the After-Tax Benefit Value of $1,919 million, (iii) applied a range of multiples of 21.5x-24.5x to the estimated after-tax EBIT of Marcum for the calendar year 2024 based on the Forecasts to derive a range of implied enterprise values from $2,963 million to $3,376 million, compared to the Consideration of $2,285 million to be paid by the Company in the Merger pursuant to the Merger Agreement and to the After-Tax Benefit Value of $1,919 million and (iv) applied a range of multiples of 17.5x-20.5x to the estimated after-tax EBIT of Marcum for the calendar year 2025 based on the Forecasts to derive a range of implied enterprise values from $2,570 million to $3,010 million, compared to the Consideration of $2,285 million to be paid by the Company in the Merger pursuant to the Merger Agreement and to the After-Tax Benefit Value of $1,919 million. The estimated Adjusted EBITDA and after-tax EBIT of Marcum referenced in this paragraph are those reflected in the Non-Synergized Marcum Forecast under “Certain Projected Financial Information.”

The third paragraph under the heading “Miscellaneous” is amended and restated to read:

Perella Weinberg has acted as financial advisor to the Company with respect to the Merger. Pursuant to the terms of the engagement letter between Perella Weinberg and the Company, dated March 18, 2024, the Company agreed to pay Perella Weinberg $3.5 million in cash, upon delivery by Perella Weinberg of its opinion or, following request by the Board that Perella Weinberg render an opinion, the determination by Perella Weinberg that it would not be able to deliver an opinion containing the conclusion sought by the Company in the context of the Merger. The Company also has agreed to pay Perella Weinberg an additional fee, which is contingent upon the consummation of the Merger, of $14.0 million. In addition, the Company, in its sole discretion, may pay Perella Weinberg an additional fee of up to $2.5 million, upon consummation of the Merger. As of the date hereof, the Company has not made any decision with respect to such additional fee. Any decision to pay such additional fee would be made by the Board in its discretion after consideration of Perella Weinberg’s services and any other factors considered relevant. Perella Weinberg will also be entitled to receive a termination fee equal to a portion of any compensation the Company may receive as a result of the termination of the Merger Agreement. In addition, the Company agreed to reimburse Perella Weinberg for certain expenses and indemnify Perella Weinberg for certain liabilities and other items that may arise out of its engagement.

2.	The section of the Proxy Statement entitled “Proposal No. 1—Stock Issuance Proposal—Certain Projected Financial Information” beginning on page 75 is hereby amended and restated as follows:

The first paragraph of this section is amended and restated to read:

The Company and Marcum do not as a practice make public projections as to future revenues, earnings or other results. However, in connection with the Board’s consideration of the Transaction and Perella Weinberg’s financial analysis described under “—Opinion of the Company’s Financial Advisor,” Marcum’s management confidentially provided to the Company non-public, internal financial forecasts regarding Marcum’s anticipated future operating results. The Company’s management then prepared the Forecasts, which were based on the information provided by Marcum and on management’s judgment, taking into account the financial and other due diligence and evaluations performed in connection the Transaction. In preparing the Forecasts, the Company’s management, in its business judgment taking into account the foregoing, applied a revenue growth rate through the forecast period that was more conservative than Marcum’s management’s internal forecasts and an approximately constant pre-synergy margin rate informed by Marcum’s 2023 Adjusted EBITDA upon which the purchase price for the Transaction was based, in each case as reflected in the tables below. The Forecasts reflected the good faith judgments of the Company’s management and its best estimate as to the future financial performance of Marcum. The Company provided these Forecasts to Perella Weinberg and directed Perella Weinberg to use the Forecasts for purposes of Perella Weinberg’s financial analyses and opinion. Neither the Company’s management nor the Board directed Perella Weinberg to use any other forecasts for purposes of rendering its opinion, and Perella Weinberg did not use any other forecasts for such purposes in any material respect. The Company has included the summary information set forth below, which the Company believes includes all material elements of the Forecasts, to give the Company’s shareholders access to this previously non-public information because such information was considered by the Board for purposes of evaluating the Transaction and by Perella Weinberg for purposes of its financial analyses and opinion.

The tables at the end of this section are replaced with the following tables:

Non-Synergized Marcum Forecast
(In millions)
	2024E	2025E	2026E	2027E	2028E	2029E
Revenue	$1,219	$1,279	$1,343	$1,411	$1,481	$1,555
% Growth	5%	5%	5%	5%	5%	5%
Adj. EBITDA (1)	$202	$215	$228	$242	$253	$266
% Margin	17%	17%	17%	17%	17%	17%
Less D&A	(8)	(8)	(8)	(8)	(8)	(8)
Adj. EBIT	194	207	220	234	245	258
Less Tax	(56)	(60)	(64)	(68)	(71)	(75)
After-Tax EBIT	$138	$147	$156	$166	$174	$183
Plus D&A	8	8	8	8	8	8
Less Change in NWC	(10)	(14)	(14)	(15)	(15)	(17)
Less CapEx	(8)	(8)	(9)	(9)	(9)	(10)
Free Cash Flow (2)	$128	$132	$142	$150	$158	$164

Synergized Marcum Forecast
(In millions)
	2024E	2025E	2026E	2027E	2028E	2029E
Revenue	$1,219	$1,279	$1,343	$1,411	$1,481	$1,555
% Growth	5%	5%	5%	5%	5%	5%
Adj. EBITDA (1)	202	215	228	242	253	266
% Margin	17%	17%	17%	17%	17%	17%
Plus Realized Synergies (3)	—	1	7	20	25	25
Adj. EBITDA (Synergized) (1)	$202	$216	$235	$261	$278	$291
Less D&A	(8)	(8)	(8)	(8)	(8)	(8)
Adj. EBIT	194	208	227	254	271	283
Less Tax	(56)	(60)	(66)	(73)	(78)	(82)
After-Tax EBIT	138	148	161	181	193	201
Plus D&A	8	8	8	8	8	8
Less Change in NWC	(10)	(14)	(14)	(15)	(15)	(17)
Less CapEx	(8)	(8)	(9)	(9)	(9)	(10)
Less After-Tax Integration Costs and Dis-Synergies	—	(69)	(29)	(16)	(10)	(9)
Free Cash Flow (Synergized, Net of Integration Costs) (2)	$128	$64	$118	$148	$166	$172

(1)

Adjusted EBITDA was calculated on a consistent basis with Marcum’s 2023 adjusted EBITDA upon which the purchase price for the Transaction was based. Adjustments included partner benefits, compensation adjustments, acquisition-related costs, certain other items and costs believed to be nonrecurring and certain other minor items. The projections were based on growing 2023 revenue at the indicated rate and applying an adjusted EBITDA pre-synergies margin assumption at the indicated rate, which was informed by Marcum’s 2023 adjusted EBITDA margin and, in instance of the synergized Forecasts, the Company’s management’s estimates with respect to synergies. Given that the Forecasts were prepared in this manner, the Company’s management did not provide forecasts for all corresponding GAAP line items to the Board or Perella Weinberg or attempt to forecast various adjustment items and did not consider that such information would be meaningful.

(2)

Free cash flow calculated as after-tax EBIT, plus depreciation and amortization, minus changes in net working capital, minus capital expenditures and, in the instance of the synergized Forecasts, plus or minus the net impact of after-tax realized synergies, net of integration costs.

(3)

Synergies reflect the Company’s management’s estimates of realized synergies, primarily in the categories of reduced full-time equivalent headcount as a result of overlapping positions, cost savings due to combined services and subscriptions and footprint consolidation.

3.	The section of the Proxy Statement entitled “Risk Factors” beginning on page 21 is hereby amended and restated as follows:

The paragraph under the heading “We may be subject to litigation or threats of litigation challenging the Transaction” is amended and restated to read:

Securities class action lawsuits and derivative lawsuits are often brought against publicly traded companies that have entered into merger agreements or other significant transactions requiring approval of shareholders, such as the Transaction. Complaints have been filed against the Company, its Board and Marcum and the Company has also received demand letters on behalf of purported shareholders alleging certain disclosure deficiencies in this proxy statement. See the section entitled “Proposal No. 1—Stock Issuance Proposal—Legal Proceedings Related to the Transaction” for additional information. The Company believes the allegations are without merit, but additional complaints may be filed and additional demand letters may be received based on similar or other allegations. Even if such claims and potential lawsuits are without merit, defending against these claims and threats of these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on the Company. These lawsuits could also seek, among other things, injunctive relief or other equitable relief, including a request to enjoin the parties from consummating the Transaction. Any such injunctive or equity action could prevent or delay the closing of the Transaction, adversely impacting our ability to realize the benefits of the Transaction and subjecting us to additional costs.

4.	The section of the Proxy Statement entitled “Proposal No. 1—Stock Issuance Proposal—Legal Proceedings Related to the Transaction” beginning on page 78 is hereby amended and restated as follows:

Securities class action lawsuits and derivative lawsuits are often brought against publicly traded companies that have entered into merger agreements or other significant transactions requiring approval of shareholders, such as the Transaction. On October 1, 2024, a purported shareholder of the Company filed a complaint against the Company, the Board and Marcum alleging certain disclosure deficiencies in this proxy statement. Finger v. CBIZ, Inc. et. al., Index No. 655186-24 (Sup. Ct. N.Y. Cnty. 2024). On October 2, 2024, another purported shareholder of the Company filed a complaint alleging similar disclosure deficiencies. Coffman v. CBIZ, Inc. et. al., Index No. 655229-24 (Sup. Ct. N.Y. Cnty. 2024). The complaints assert, among other things, claims under New York law for negligent misrepresentation and concealment and seek, among other things, injunctive relief enjoining the consummation of the Transaction, rescission or punitive damages in the event the Transaction is consummated and an award of the plaintiff’s fees and expenses, including attorneys’ and experts’ fees and expenses. The Company has also received demand letters on behalf of purported shareholders alleging certain disclosure deficiencies in this proxy statement. The Company believes the allegations in the complaints and demand letters are without merit, but additional complaints may be filed and additional demand letters may be received based on similar or other allegations. Even if such claims and potential lawsuits are without merit, defending against these claims and threats of these claims can result in substantial costs and divert management time and resources.

ADDITIONAL INFORMATION ABOUT THE TRANSACTION AND WHERE TO FIND IT

In connection with the Transaction, the Company filed the Proxy Statement with the SEC and mailed it to shareholders. The Proxy Statement contains important information about the Transaction and related matters. THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY. The Proxy Statement and other relevant materials and any other documents filed by the Company with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, shareholders are able to obtain free copies of the Proxy Statement from the Company on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131. Shareholders may also obtain these documents by requesting them in writing or by telephone from the Company’s proxy solicitor at the following address and telephone number:

Georgeson

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Individuals, banks and brokers, please call toll-free: (866) 735-1965

FORWARD LOOKING STATEMENTS

This supplement includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included herein that address business performance, financial condition, activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including but not limited to: the ability of the parties to consummate the Transaction in a timely manner or at all; satisfaction of the conditions precedent to consummation of the Transaction, including the approval by the Company’s shareholders; the possibility of additional litigation related to the Transaction and the effects thereof; the possibility that anticipated benefits and/or synergies of the Transaction will not be achieved in a timely manner or at all; the possibility that the costs of the Transaction and/or liabilities assumed will be more significant than anticipated; the possibility that integration will prove more costly and/or time consuming than anticipated; the possibility that the Transaction could disrupt ongoing plans and operations of the parties or their respective relationships with clients, other business partners and employees; the possibility that the financing will not be obtained as anticipated and the effects of the increased leverage of the Company following the Transaction; and other risks described in the Company’s SEC filings. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect events or circumstances that subsequently occur or of which it subsequently becomes aware.